For Immediate Release

The Student Loan Corporation (NYSE:STU)

September 17, 2010

The Student Loan Corporation to Be Sold in a Series of Transactions

STAMFORD, CT -- The Student Loan Corporation (NYSE:STU), a subsidiary of Citibank, N.A., and a leading originator and servicer of student loans, announced that The Student Loan Corporation (“SLC”) and Discover Financial Services (“Discover”) have entered into a definitive agreement for Discover to acquire SLC, and thereby become the owner of its private student loan business as well as $4 billion of its private student loans.  Separately and immediately prior to the transaction, (i) SLM Corporation (“Sallie Mae”) will acquire from SLC $28 billion of securitized federal student loans and related assets and (ii) Citi will acquire from SLC certain federal and private student loans and other assets totaling $8.7 billion.  Upon the closing of the transactions described above, shareholders of SLC will receive $30 per share.

“We are pleased that Discover intends to leverage and build upon SLC’s 52 years of experience, proven market leadership, robust distribution, and private loan product expertise to continue serving schools, students and families nationwide,” said Mr. Michael Reardon, Chairman, President and Chief Executive Officer of SLC.

Over the next several months, all of the companies involved in the transactions will be working together to ensure that there is no disruption of funding or service to schools and borrowers.  SLC and Discover will continue to operate independently and originate private loans as separate organizations prior to the closing of the transactions.

“The combination of SLC’s and Discover’s private student loan capabilities intends to provide a more robust, comprehensive suite of education finance solutions.  And it will enable delivery of industry leading service to schools and borrowers, while providing students with reliable access to an affordable education,” added Mr. Reardon.

This transaction has been recommended by the special committee of independent directors of the SLC Board of Directors and approved by the SLC Board of Directors.  Moelis & Company LLC acted as financial advisor to the special committee and rendered the opinions.  Gleacher & Company Securities, Inc. has also provided an opinion with respect to the Citibank transaction.  Proskauer Rose LLC acted as legal counsel to the special committee.  The transaction is subject to regulatory approvals, SLC shareholder approval, and other customary closing conditions and is expected to close by the end of 2010.

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The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders. The company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

Additional Information about the Merger and Where to Find It

In connection with this proposed transaction, The Student Loan Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from The Student Loan Corporation, Investor Relations Department, at 750 Washington Blvd., Stamford, Connecticut, 06901, Telephone (203) 975-6320.

Participants in the Solicitation

The Student Loan Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2010 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 2, 2010. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Forward-Looking Statements

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

SOURCE: The Student Loan Corporation

Contacts:

Media:
Mark Rodgers, 212-559-1719
Citibank, Public Affairs

Investors:
Brad Svalberg, 203-975-6320
The Student Loan Corporation, Investor Relations